Exhibit 99.1

             VaxGen Receives Fast Track Designation for its Anthrax
                                Vaccine Candidate

      BRISBANE, Calif. - January 21, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that the U.S. Food and Drug Administration (FDA) has granted a Fast Track designation to the company's anthrax vaccine candidate, rPA102. The Fast Track designation means that FDA will take such actions that are appropriate to expedite the development and review of a license application for rPA102, when and if it is submitted to the FDA.

      Under the FDA Modernization Act of 1997, the FDA's Fast Track Program is designed to expedite the development and review of a new drug that is intended for the treatment or prevention of a serious or life-threatening condition, and demonstrates the potential of a drug candidate to address unmet medical needs for such a condition.

      "The Fast-Track designation is designed to provide us with frequent and ongoing communication with the FDA, allows for the possibility of filing portions of the license application ahead of others, and gives priority review status to the license application for our anthrax vaccine candidate," said Carmen Betancourt, VaxGen's senior vice president of Regulatory and Quality Affairs.

      VaxGen is developing rPA102 under two contracts valued at more than $100 million from a division of the National Institutes of Health. The latest contract, valued at $80.3 million and awarded on September 30, 2003, is intended to fund animal safety studies, Phase II clinical trials, the scale up and validation of the vaccine manufacturing process and production of 3 million doses of finished product. The latest contract has been funded in whole with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-30053.

About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague. The company also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. The company is also conducting government-funded research on its HIV vaccine candidate. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of rPA102, the

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ultimate safety and efficacy of rPA102and VaxGen's ability or intentions to sell the vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on November 19, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Lance Ignon
Vice President, Corporate Communications
(650) 624-1041